EXHIBIT 23.1

Consent of PricewaterhouseCoopers LLP

We hereby consent to the inclusion in the registration statement of Encana Corporation (the “Company”) on Form F-3 (the “Registration Statement”) of our Auditor’s Report dated February 21, 2013 relating to the Encana Corporation Consolidated Financial Statements as at December 31, 2012 and for each of the three years in the period ended December 31, 2012 and the effectiveness of internal control over financial reporting of Encana Corporation as of December 31, 2012.

We also consent to the references to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Calgary, Alberta
March 25, 2013

PricewaterhouseCoopers LLP, Chartered Accountants
111 5 Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3 T: +1 403 509 7500, F: +1 403 781 1825, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.